Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2014 RESULTS

Fourth quarter 2014 net income per share of $0.31 compared with $0.10 last year

Full year net income per share of $0.60 compared with $0.03 last year

SAVANNAH, GA (March 13, 2015) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the fourth quarter and fiscal year ended January 31, 2015.

Financial Highlights — 13-week fourth quarter ended January 31, 2015

Total sales in the 13 weeks ended January 31, 2015 increased 15.2% to $181.1 million compared with $157.2 million in the 13 weeks ended February 1, 2014.  Comparable store sales increased 13.9% in the fourth quarter.

The Company had net income of $4.7 million, or $0.31 per diluted share, in the fourth quarter of 2014 compared with $1.5 million, or $0.10 per diluted share, in last year’s fourth quarter.

Financial Highlights — 52-week fiscal year ended January 31, 2015

Total sales in the 52 weeks ended January 31, 2015 increased 7.8% to $670.8 million compared with $622.2 million in the 52 weeks ended February 1, 2014.  Comparable store sales increased 7.5% for the full year.

The Company had net income of $9.0 million, or $0.60 per diluted share, in fiscal 2014 compared with $0.5 million, or $0.03 per diluted share, in fiscal 2013.

The Company opened eight stores, relocated or expanded six others, and closed two stores in fiscal 2014.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2937.  A replay of the conference call will be available until March 20, 2015, by dialing (402) 977-9140 and entering the passcode, 21761232.

The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, as well as www.cititrends.com/http/ircititrendscom, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business, financial developments and trends that have occurred after year-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 513 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Any statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith Chief Financial Officer (912) 443-2075	Ed Anderson Chairman & Chief Executive Officer (912) 443-3705

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	January 31, 2015	February 1, 2014
	(unaudited)	(unaudited)
Net sales	$181,143	$157,193

Cost of sales (exclusive of depreciation shown separately below)	(113,567)	(99,567)
Selling, general and administrative expenses	(57,515)	(50,170)
Depreciation	(4,871)	(5,258)
Asset impairment	—	(305)
Income from operations	5,190	1,893
Interest income	52	68
Interest expense	(48)	(49)
Income before income taxes	5,194	1,912
Income tax expense	(521)	(447)
Net income	$4,673	$1,465

Basic net income per common share	$0.31	$0.10
Diluted net income per common share	$0.31	$0.10

Weighted average shares used to compute basic net income per share	14,989	14,825
Weighted average shares used to compute diluted net income per share	15,128	14,882

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 31, 2015	February 1, 2014
	(unaudited)	(unaudited)
Net sales	$670,840	$622,204

Cost of sales (exclusive of depreciation shown separately below)	(418,416)	(394,445)
Selling, general and administrative expenses	(221,041)	(206,146)
Depreciation	(20,177)	(21,974)
Asset impairment	(83)	(1,542)
Gain on sale of former distribution center	—	1,526
Income (loss) from operations	11,123	(377)
Interest income	187	281
Interest expense	(200)	(194)
Income (loss) before income taxes	11,110	(290)
Income tax (expense) benefit	(2,144)	754
Net income	$8,966	$464

Basic net income per common share	$0.60	$0.03
Diluted net income per common share	$0.60	$0.03

Weighted average shares used to compute basic net income per share	14,961	14,798
Weighted average shares used to compute diluted net income per share	15,020	14,813

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	January 31, 2015	February 1, 2014
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$74,514	$58,928
Short-term investment securities	15,850	6,004
Inventory	131,057	126,501
Other current assets	19,936	16,326
Property and equipment, net	47,603	56,154
Long-term investment securities	22,447	19,777
Other noncurrent assets	6,966	7,618
Total assets	$318,373	$291,308

Liabilities and Stockholders’ Equity:
Accounts payable	$72,245	$60,037
Accrued liabilities	29,172	24,199
Other current liabilities	585	515
Noncurrent liabilities	5,749	7,686
Total liabilities	107,751	92,437

Total stockholders’ equity	210,622	198,871
Total liabilities and stockholders’ equity	$318,373	$291,308